Exhibit 10.2

AMENDED AND RESTATED STOCK ESCROW AGREEMENT

THIS AMENDED AND RESTATED STOCK ESCROW AGREEMENT (this “Agreement”), dated as of June 8, 2023 (the “Effective Date”), is by and among ROC ENERGY ACQUISITION CORP., a Delaware corporation (the “Company”), the stockholders of the Company listed on Exhibit A hereto (the “Founders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York limited purpose trust company (the “Escrow Agent”).

WHEREAS, the Company was formed for the purpose of completing a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, the Company entered into an Underwriting Agreement, dated December 1, 2021 (“Underwriting Agreement”), with EARLYBIRDCAPITAL, INC. (the “Representative”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters purchased 20,700,000 units (“Units”) of the Company. Each Unit consists of one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and one right to receive one-tenth of a share of Common Stock (“Right”), all as more fully described in the Company’s final Prospectus, dated December 1, 2021 comprising part of the Company’s Registration Statements on Form S-1 (File No. 333-260891 and 333-261456) under the Securities Act of 1933, as amended (the “IPO Registration Statement”), declared effective on December 1, 2021;

WHEREAS, the Founders agreed as a condition of the sale of the Units to deposit their shares of Common Stock into an escrow account, pursuant to that certain Stock Escrow Agreement dated as of December 1, 2021 by and among the Company, the Founders and the Escrow Agent (the “Original Escrow Agreement”);

WHEREAS, the Company, ROC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Drilling Tools International Holdings, Inc., a Delaware corporation (“DTI”), entered into that certain Agreement and Plan of Merger dated as of February 13, 2023 (as the same may be amended, restated or supplemented, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into DTI, with DTI being the surviving entity and becoming a wholly owned subsidiary of the Company; and

WHEREAS, as a condition to their willingness to consummate the Transactions (as defined in the Merger Agreement), the Company and DTI have requested that the Company, the Founders and the Escrow Agent amend and restate the Original Escrow Agreement to, among other things, provide for an Escrow Period that is coterminous with the Lock-Up period that will be applicable to certain DTI stockholders.

NOW, THEREFORE, in consideration of the premises set forth above and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree that the Original Escrow Agreement is hereby amended and restated in its entirety as follows:

1.             Appointment of Escrow Agent. The Company and the Founders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.             Deposit of Shares. On or before the Effective Date, the Founders’ respective shares of Common Stock set forth on Exhibit A hereto (the “Escrow Shares”) shall continue to be held in escrow (or, to the extent not currently held in escrow, deposited in escrow) and disbursed subject to the terms and conditions of this Agreement. The Founders acknowledge that the shares deposited in escrow will be legended to reflect the deposit of such shares under this Agreement.

3.             Disbursement of the Escrow Shares. Except as otherwise set forth herein, the Escrow Agent shall hold the Escrow Shares in escrow until the earlier of (i) the date that is 180 days following the Closing Date (as defined in the Merger Agreement) and (ii) the date specified in a written waiver of the provisions of this Agreement duly executed by the Company, the Founders, and the Representative (such period of time during which the Escrow Shares are held in escrow, the “Escrow Period”). Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Founder’s Escrow Shares to the applicable Founder; provided, however, that if, after the Closing Date and during the Escrow Period, the Company (or the surviving entity) consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Founders. The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Shares in accordance with this Section 3.

4.	Rights of Founders in Escrow Shares.

4.1           Voting Rights as a Stockholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Founders shall retain all of their rights as stockholders of the Company as long as any shares are held in escrow pursuant to this Agreement, including, without limitation, the right to vote such shares.

4.2           Dividends and Other Distributions in Respect of the Escrow Shares. For as long as any shares are held in escrow pursuant to this Agreement, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Founders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3	Restrictions on Transfer.

(a)           During the Escrow Period, each Founder irrevocably agrees that it, he or she will not offer, sell, pledge or otherwise dispose of, directly or indirectly, any of the Escrow Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Escrow Shares, whether any of these transactions are to be settled by delivery of any such Escrow Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engaged in any Short Sales (as defined below) with respect to any security of the Company (collectively, “Transfer”).

(b)           In furtherance of the foregoing, the Company will (i) place an irrevocable stop order on all Escrow Shares, including those which may be covered by a registration statement, and (ii) notify the Company’s transfer agent in writing of the stop order and the restrictions on such Escrow Shares under this Agreement and direct the Company’s transfer agent not to process any attempts by the Founders to resell or transfer any Escrow Shares, except in compliance with this Agreement.

(c)           For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers. Company shall instruct the registrar and transfer agent of the Company not to register a transfer of Escrow Shares without the written consent of the Escrow Agent.

(d)           Notwithstanding anything to the contrary contained herein, during the Escrow Period, the Escrow Shares may be Transferred: (1) (A) to another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who share a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or stockholders of the undersigned via dividend or share repurchase; (2) by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon liquidation or dissolution of the entity; (3) in connection with transactions relating to shares of Common Stock or other securities convertible into or exercisable or exchangeable for shares of Common Stock acquired in open market transactions after the Effective Time (as defined in the Merger Agreement); (4) pursuant to a bona fide gift or charitable contribution; (5) by will or intestate succession upon the death of a Founder; (6) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (7) in connection with the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of share awards of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Escrow Period; (8) surrender of shares of Common Stock or other securities convertible into or exercisable or exchangeable for shares of Common Stock for cancellation without consideration, including without limitation pursuant to (i) the Sponsor Support Agreement or (ii) the Subscription Agreements (each of (i) and (ii) as defined in the Merger Agreement); (9) in connection with the entry, by a Founder, at any time after the Effective Time, of any trading plan providing for the sale of shares of Common Stock by such Founder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Escrow Period and no public announcement or filing is voluntarily made or required regarding such plan during the Escrow Period; (10) in connection with the liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; and (11) to satisfy any U.S. federal, state, or local income tax obligations of a Founder (or its direct or indirect owners) arising from a change in the Internal Revenue Code of 1986, as amended (the “Code”), or the regulations promulgated thereunder (the “Treasury Regulations”) after the date on which the Merger Agreement was executed by the parties, which change prevents the Merger (as defined in the Merger Agreement) from receiving the Intended Tax Treatment (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or the Treasury Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the Merger; provided, however, that in the case of clauses (1) through (4), prior to giving effect to the Transfer, the permitted transferees must execute a written agreement to join and be bound by the terms and conditions of this Agreement in a form reasonably satisfactory to the Company. For purposes of this paragraph, “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

4.4           Insider Letters. The Founders have executed letter agreements with the Company and the Representative, dated as of December 1, 2021, the form of which is filed as an exhibit to the IPO Registration Statement (“Insider Letter”), respecting the rights and obligations of such Founders in certain events, including, but not limited to, the liquidation of the Company.

5.	Concerning the Escrow Agent.

5.1              Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2           Indemnification. Subject to Section 5.8 below, the Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence, fraud or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3           Compensation. Subject to Section 5.8 below, the Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4           Further Assurances. From time to time on and after the date hereof, the Company and the Founders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5           Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn the Escrow Shares over to a successor escrow agent appointed by the Company and approved by the Representative, which approval will not be unreasonably withheld, conditioned or delayed. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate in the State of New York.

5.6           Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by all of the other parties hereto; provided, however, that such resignation shall become effective only upon the appointment of a successor escrow agent selected by the Company and approved by the Representative, which approval will not be unreasonably withheld, conditioned or delayed.

5.7           Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

5.8           Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in the IPO Registration Statement) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account (as defined in the IPO Registration Statement) for any reason whatsoever.

6.	Miscellaneous.

6.1           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder. As to any claim, cross-claim, or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

6.2           Third Party Beneficiaries. Each of the parties to this Agreement hereby acknowledges that the Representative is a third party beneficiary of this Agreement.

6.3           Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof.

6.4           Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in anyway the meaning or interpretation thereof.

6.5           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6           Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

If to the Company, to:

ROC Energy Acquisition Corp.
16400 Dallas Parkway

Dallas, Texas 75248

Email: dkimes@rocspac.com

If to a Founder, to his/her/its address set forth in Exhibit A.

And if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor

New York, New York 10004
Attn: Client Administration Dept.
Fax No.:

Email: accountadmin@continentalstock.com

A copy of any notice sent hereunder shall be sent to:

EarlyBirdCapital, Inc.

366 Madison Ave, 8th Floor
New York, NY 10017

Attn: Steven Levine
Fax No.:

Email: slevine@ebccap.com

with a copy to:

Graubard Miller

The Chrysler Building
405 Lexington Avenue

New York, New York 10174
Attn: David Alan Miller, Esq.
Fax No.: (212) 818-8881

Email: dmiller@graubard.com

and:

Ellenoff Grossman & Schole, LLP
1345 Avenue of the Americas
New York, NY 10105

Attn: Douglas S. Ellenoff, Esq.
Fax No.: (212) 370-7889

Email: ellenoff@egsllp.com

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7           Amendment and Waiver. The terms of this Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all parties hereto. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement unless such waiver is specified in writing and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. The Original Escrow Agreement is hereby amended and restated in its entirety and shall be of no further force or effect.

6.8           Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

ROC ENERGY ACQUISITION CORP.

By:	/s/ Daniel Jeffrey Kimes
	Name:	Daniel Jeffrey Kimes
	Title:	Chief Executive Officer

ROC ENERGY HOLDINGS, LLC

By:	/s/ Joseph Drysdale
	Name:	Joseph Drysdale
	Title:	Managing Member

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
	Name:	Henry Farrell
	Title:	Vice President

[Signature Page to Amended and Restated Stock Escrow Agreement]

EXHIBIT A

Name and Address of Founder	Number of Shares

ROC ENERGY HOLDINGS, LLC 6400 Dallas Parkway Dallas, Texas 75248 Attn: Joe Drysdale	6,050,600

Exhibit A